UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EPICOR SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

May 11, 2004

Epicor Software Corporation

195 Technology Drive

Irvine, CA 92618

Epicor Software Corporation

195 Technology Drive

Irvine, CA 92618

To our shareholders:

You are hereby cordially invited to attend the 2004 Annual Meeting of Stockholders of Epicor Software Corporation. The Annual Meeting will be held on Tuesday, May 11, 2004, at 10:00 a.m. local time, at The Irvine Marriott Hotel located at 18000 Von Karman Avenue, Irvine, California 92612.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K as amended for the fiscal year ended December 31, 2003. We encourage you to read the Form 10-K as amended. It includes our audited financial statements and information about our operations, markets and products.

Stockholders of record as of March 15, 2004 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope or, if available, vote via the Internet or by telephone. Returning the proxy card or voting via the Internet or by telephone will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

L. George Klaus

Chairman of the Board,

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 11, 2004

Time:	10:00 a.m. local time

Place:	Irvine Marriott Hotel 18000 Von Karman Avenue Irvine, California 92612.

Matters to be voted on:

•	Election of the Company’s five nominee directors, L. George Klaus, Donald R. Dixon, Thomas F. Kelly, Harold D. Copperman and Robert H. Smith;

•	Amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares from 60 million to 180 million;

•	Ratification of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2004; and

•	Any other matters that may properly be brought before the meeting.

Any of the above matters may be considered at the annual meeting at the date and time specified above or an adjournment or postponement of such meeting.

By order of the Board of Directors

L. George Klaus

Chairman, CEO and President

April 6, 2004

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, IF AVAILABLE, VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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(continued)

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EPICOR SOFTWARE CORPORATION

PROXY STATEMENT FOR 2004

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Epicor Software Corporation. (“Epicor” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 11, 2004 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at The Irvine Marriott Hotel located at 18000 Von Karman Avenue, Irvine, California 92612. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including financial statements, were first mailed on or about April 12, 2004 to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 195 Technology Drive, Irvine, California 92618, and our telephone number is (949) 585-4000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

Stockholders of record at the close of business on March 15, 2004 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has three (3) classes of equity securities outstanding, designated Common Stock, $.001 par value (“Common Stock”), and Series C and D Preferred Stock, $.001 par value (“Series C Preferred Stock” and “Series D Preferred Stock,” respectively). At the Record Date, 44,162,441 shares of Common Stock, 61,735 shares of Series C Preferred Stock and 300,000 shares of Series D Preferred Stock were issued and outstanding.

Voting and Conversion Rights of Common Stock and Series C and Series D Preferred Stock

Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders. Each share of Series C Preferred Stock is convertible into ten (10) shares of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, each share of Series C Preferred Stock automatically converts into ten (10) shares of Common Stock, as adjusted as provided above, ten (10) days following the date that the average closing price of the Common Stock for twenty (20) consecutive days has exceeded $25.00 per share, as adjusted as provided above. Each share of Series D Preferred Stock is also convertible into ten (10) shares of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, once registered, each share of Series D Preferred Stock automatically converts into ten (10) shares of Common Stock, as adjusted as provided above, ten (10) days following the date that the average closing price of the Common Stock for twenty (20) consecutive days has exceeded $5.73 per share, as adjusted as provided above.

Each share of Series C and D Preferred Stock will be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder approval. Thus, a total of 47,779,791 votes are eligible to be cast at the Annual Meeting.

Voting Your Proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Internet and telephone voting may be available in the instructions from your broker, bank or other nominee. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 12:00 p.m. (Central Time) on May 11, 2004. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Changing Your Vote.”

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding Common Stock, including Series C and Series D Preferred Stock on an as converted basis, entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of the Director nominees to the Board of Directors;

•	“FOR” amendment of the Company’s Certificate of Incorporation; and

•	“FOR” ratification of Deloitte & Touche, LLP as our independent auditors for fiscal year 2004

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2005 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than December 18, 2004 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2005 Annual Meeting of Stockholders that is not to be included in Epicor’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Epicor’s bylaws between January 21, 2005 and February 20, 2005. Epicor’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Epicor Software Corporation, 195 Technology Drive, Irvine, California 92618, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K as amended, on our website at www.Epicor.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Currently, there are five (5) members of the Board of Directors. Accordingly, at the Annual Meeting of Stockholders, five (5) directors are to be elected by the holders of Common Stock and Series C Preferred Stock and Series D Preferred Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five (5) nominees named below. All nominees are currently directors of the Company. If any Company nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

The names of the nominees and certain information about them are set forth below:

Name	Age	Title	Director Since
L. George Klaus	63	Chairman of the Board, President and Chief Executive Officer	1996
Donald R. Dixon	56	Director	1995
Thomas F. Kelly	51	Director	2000
Harold D. Copperman	57	Director	2001
Robert H. Smith	67	Director	2003

The Board of Directors recommends a vote “FOR” the election of all of the nominees listed above.

L. George Klaus

Mr. Klaus has been a Director of the Company and has served as Chief Executive Officer of the Company since February 1996 and Chairman of the Board since September 1996. Mr. Klaus also served as President of the Company from February 1996 through November 1999 and from June 2001 to the present. From July 1993 through October 1995, Mr. Klaus served as President, Chief Executive Officer and Chairman of the Board of Frame Technology, Inc., a software company that produces software tools for authoring, managing and distributing business-critical documents. Mr. Klaus currently serves on the board of FileNET Corporation (NASDAQ: FILE). Mr. Klaus is also a member of the Information and Computer Science CEO Advisory Board for the University of California, Irvine.

Donald R. Dixon

Mr. Dixon has been a Director of the Company since September 1995. Mr. Dixon has served as Managing Director of Trident Capital, Inc., a private investment firm, since June 1993. Mr. Dixon also is a director of a number of private companies, including BlueStar Solutions, Inc.

Thomas F. Kelly

Mr. Kelly has been a Director of the Company since January 2000. Mr. Kelly has been Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company, since January 2001. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enables personalized interaction across an enterprise’s electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc. as Executive Vice President and Chief Financial Officer, and then subsequently Chief Operating Officer. From September 1993 through December 1995, Mr. Kelly served as Executive Vice President and Chief Financial Officer of Frame Technology Corporation, a software company that produces software tools for authoring, managing and distributing business-critical documents. Mr. Kelly is also a director of FEI Company (NASDAQ: FEIC), a manufacturer of particle and ion beam imaging and analysis solutions for the semiconductor and science markets.

Harold D. Copperman

Mr. Copperman has been a director of the Company since July 2001. Mr. Copperman is currently the CEO and President of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software and services. From 1993 through 1999, Mr. Copperman served as Senior Vice President and Group Executive of the Products Divisions at Digital Equipment Corporation where he was responsible for the company’s six computer systems business units and worldwide manufacturing and distribution. Mr. Copperman was formerly a director of America Online, Inc. (1989-1993) and 800 Software (1992-1993) and currently sits on the Board of Avocent Corporation (NASDAQ: AVCT) and a number of other private companies in the information technology business.

Robert H. Smith

Mr. Smith joined the board in May 2003 bringing over forty years of experience in financial management with leading technology companies. From 1963 at the onset of his career at Honeywell, Inc. Smith has held a number of executive positions in operations, finance and administration with Memorex Corporation and Control Data Corporation. In 1982, Smith joined R. R. Donnelley & Sons Company (NYSE: DNY), a leading provider of financial printing and communications as executive vice president, finance and chief financial officer. Smith went on to become president of Maxwell Graphics in 1986. In 1996, Smith joined Novellus Systems, Inc., as executive vice president, finance and administration and chief financial officer. Smith also served on the board of directors of Novellus until his retirement in 2002. Since 1990, Smith has been a member of the board of directors of Cirrus Logic, Inc. (NASDAQ: CRUS), serves on the company’s compensation committee, and also serves as chairman of the audit committee. In 2003, Smith joined the board of directors of PLX Technology (NASDAQ: PLXT) a provider of high-speed connectivity equipment in the semiconductor industry and also joined the board of Virage Logic (NASDAQ: VIRL), a single source provider of semiconductor IP platforms.

Vote Required

The five (5) nominees for director receiving the highest number of affirmative votes from holders of shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY’S FIVE (5) NOMINEE DIRECTORS. Unless otherwise marked, proxies solicited by the Company will be voted FOR the election of the Company’s FIVE (5) nominee directors.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held 13 meetings during fiscal year 2003. All directors attended at least 80% percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2003.

Board Independence

The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except the Chief Executive Officer, has no material relationship with Epicor and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect and as they may be changed from time to time.

Committees of the Board of Directors

The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, the number of meetings held during fiscal year 2003 and its function.

Audit Committee

The Audit Committee consists of Messrs. Dixon, Kelly, Smith, and Copperman, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect and as they may be changed from time to time. The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined in SEC rules. The Audit Committee held 4 meetings during fiscal year 2003. Mr. Kelly serves as Chairman of the Audit Committee.

The Audit Committee oversees the accounting, financial reporting and audit processes; makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and reviews our internal controls.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed. A copy of the Audit Committee Charter adopted by the Board of Directors on October 23, 2003 is included herein as Appendix B.

The Audit Committee Report is included herein on page 30.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Kelly, Copperman and Smith, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect and as they may be changed from time to time. Mr. Smith serves as chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee was formed on January 27, 2004 and therefore did not hold any meetings during fiscal year

2003. It has held 1 meeting since our fiscal 2003 year ended. The Board of Directors recently adopted the Nominating and Corporate Governance Committee charter, which is included herein as Appendix A. Prior to such adoption, the functions of the Nominating and Corporate Governance Committee was performed by the Board of Directors and the Compensation Committee.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to us; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above under the section “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in our bylaws, which will be provided to you upon written request.

Director Qualifications

The Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding Epicor values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of

Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

There is one nominee for election to the Board this year who has not previously stood for election to the Board by the shareholders, Robert H. Smith. Mr. Smith joined the Board in May 2003 following Charles Boesenberg’s resignation from the Board and following the 2003 Annual shareholder’s meeting. He first came to the attention of the Board through its Chairman and CEO George Klaus, who had previously served with Mr. Smith on another board of directors. At that time, the Board considered Mr. Smith and his qualifications and voted him to the Board in May 2003. Since that time, Mr. Smith has served actively on the Board and the Compensation Committees and was recently elected to the Board’s Audit Committee and elected to chair the Board’s Nominating and Corporate Governance Committee. Mr. Smith’s background and qualifications are identified in the section entitled “Robert H. Smith” on page 5, herein.

Compensation Committee

The Compensation Committee consists of Messrs. Dixon, Kelly, and Smith. The Compensation Committee held 4 meetings during fiscal year 2003 and also acted by unanimous written consent. Mr. Dixon serves as Chair of the Compensation Committee.

The Compensation Committee oversees and makes recommendation to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves compensation plans, policies and programs for our executive officers.

The Compensation Committee Report is included herein on page 25.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2003, no member of the Compensation Committee was an officer or employee of Epicor. During fiscal year 2003, no member of the Compensation Committee or executive officer of Epicor served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance	The Company’s policy is to invite directors to attend annual meetings of Epicor stockholders. One director attended the 2003 annual meeting of stockholders.

Communicating with the Board of Directors

Epicor’s policy is that shareholders may communicate with the Board of Directors, by submitting an email to bod@epicor.com, or by writing to us at Epicor Software Corporation. Attention: Board of Directors, 195 Technology Drive, Irvine, California 92618. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Code of Ethics	The Board of Directors has adopted a Code of Ethics, which is applicable to the Company, including the Chief Executive Officer, Chief Financial Officer

and all officers of the Company. The Board has also adopted a separate Corporate Governance Guidelines, which contains provisions specifically applicable to directors.

We will provide a copy of the Code of Ethics and/or the Corporate Governance Guidelines upon request made by email to investor-relations@epicor.com or in writing to Epicor Software Corporation. Attention: Investor Relations, 195 Technology Drive, Irvine, California 92618. Epicor will disclose any amendment to the Code of Ethics or the Corporate Governance Guidelines or waiver of a provision of the Code of Ethics or the Corporate Governance Guidelines, including the name of the officer to whom the waiver was granted, on our website at www.epicor.com, on the Investor Relations page.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2004 regarding the beneficial ownership of the Common Stock and Series C and D Preferred Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company’s capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the persons named in the Summary Compensation Table, and (iv) all current directors and executive officers of the Company as a group:

	Common Stock			Series C Preferred Stock			Series D Preferred Stock			Total Voting Power

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class	Amount and Nature of Beneficial Ownership (1)		Percentage of Class	Amount and Nature of Beneficial Ownership (1)		Percentage of Class	Votes	Total Percentage

LeRoy C. Kopp 7701 France Avenue South, Suite 500 Edina, MN 55435	4,828,492	(2)	10.8%	—		—	—		—	4,828,492	10.0%

Trident Capital Fund-V, LP, Trident Capital Fund-V Affiliates Fund, L.P. Trident Capital Fund-V Affiliates Fund (Q), L.P. Trident Capital Fund-V Principals Fund, L.P. , Trident Capital Parallel Fund-V, C.V. Trident Capital Partners Fund-I, L.P. Trident Capital Partners Fund-I, C.V. 2480 Sand Hill Road, Ste. 100 Menlo Park, CA 94025	3,654,018	(4)(7)	8.2%	61,735	(3)(4)	100.0%	300,000	(3)(4)	100.0%	3,654,018	7.6%

L. George Klaus	4,013,750	(6)(11)	9.0%	—		—	—		—	4,013,750	8.3%

Robert H. Smith	5,000	(9)	*	—		—	—		—	5,000	*

Donald R. Dixon	3,654,018	(3)(4)(7)	8.2%	61,735	(3)(4)	100.0%	300,000	(3)(4)	100.0%	3,654,018	7.6%

Thomas F. Kelly	36,668	(5)(6)	*	—		—	—		—	36,668	*

Harold D. Copperman	41,667	(10)	*	—		—	—		—	41,667	*

Lee Kim (14)	—		*	—		—	—		—	—	*

Michael A. Piraino (15)	—		*	—		—	—		—	—	*

Mark A. Duffell	54,414	(6)(13)	*	—		—	—		—	54,414	*

Rick Borg	183,027	(6)(12)	*	—		—	—		—	183,027	*

All current directors and officers as a group (8 persons) (8)	7,988,544	(6)	17.9%	61,735		100%	300,000		100%	7,988,544	16.6%

*Less	than 1%
(1)	Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable, and the business address is c/o Epicor Software Corporation, 195 Technology Drive, Irvine, CA 92618-2402.

(2)	This information is based solely upon a Schedule 13G filed January 26, 2004, which indicates that Mr. Kopp is the owner of Kopp Holding Company, which is in turn the owner of Kopp Investment Advisors.

(3)

Donald R. Dixon, a director of the Company, is president of Trident Capital Inc., which is the general partner of Trident Capital, L.P. which is the general partner of Trident Capital Partners Fund – I, L.P. and Trident Capital Partners Fund – I, C.V. Mr. Dixon is also a member of Trident Capital Management – V, L.L.C., which is the general partner of Trident Capital Fund-V, L.P.; Trident Capital Fund-V Affiliates Fund, L.P.; Trident Capital Fund-V Affiliates Fund (Q), L.P.; Trident Capital Fund-V Principals Fund, L.P.; and

Trident Capital Parallel Fund-V, C.V. Mr. Dixon disclaims beneficial ownership of these shares, other than to the extent of his interests in Trident Capital, Inc, and Trident Capital Management – V, L.L.C.

(4)	Consists of 2,687,510 shares underlying Series D Preferred Stock on an as-converted basis and 325,370 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V, L.P.; 15,620 shares underlying Series D Preferred Stock on an as-converted basis and 1,890 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V Affiliates Fund, L.P.; 14,900 shares underlying Series D Preferred Stock on an as-converted basis and 1,800 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V Affiliates Fund (Q), L.P.; 77,790 shares underlying Series D Preferred Stock on an as-converted basis and 9,420 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V Principals Fund, L.P.; 204,180 shares underlying Series D Preferred Stock on an as-converted basis and 24,720 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Parallel Fund-V, C.V.; 212,180 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Partners Fund-I, L.P.; and 41,970 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Partners Fund-I, C.V. Series C and D Preferred stock is convertible to common stock on a 10 to 1 common to preferred ratio.

(5)	Includes 6,667 shares of common stock subject to options held by Mr. Kelly that are exercisable within sixty (60) days following the Record Date.

(6)	Includes shares subject to a right of repurchase by the Company as of March 15, 2004, which right of repurchase lapses over a four-year period as to some shares.

(7)	Includes 30,000 shares originally issued to Donald Dixon and then subsequently assigned to Trident Capital Partners Fund, including shares subject to a right of repurchase by the Company as of March 15, 2004, which right of repurchase lapses over a four-year period as to some shares. Also includes 6,667 shares of common stock subject to options held by Mr. Dixon that are exercisable within sixty (60) days following the Record Date. Mr. Dixon disclaims beneficial ownership of these shares, other than to the extent of his stock ownership in Trident Capital, Inc.

(8)	Includes all shares of common stock and Series C and Series D Preferred Stock, as applicable, owned by Trident Capital Partners, and related entities as to which the respective affiliated director disclaims beneficial ownership.

(9)	Includes 5,000 shares of common stock subject to options held by Mr. Smith that are exercisable within sixty (60) days following the Record Date.

(10)	Includes 31,668 shares of common stock subject to options held by Mr. Copperman that are exercisable within sixty (60) days following the Record Date.

(11)	Includes 343,750 shares of common stock subject to options held by Mr. Klaus that are exercisable within sixty (60) days following the Record Date.

(12)	Includes 50,027 shares of common stock subject to options held by Mr. Borg that are exercisable within sixty (60) days following the Record Date.

(13)	Includes 35,000 shares of common stock subject to options held by Mr. Duffell that are exercisable within sixty (60) days following the Record Date.

(14)	Mr. Kim’s employment with the Company ceased effective May 30, 2003.

(15)	Mr. Piraino’s employment with the Company began effective May 27, 2003.

PROPOSAL TWO: AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

General

The Company’s Certificate of Incorporation currently authorizes the issuance of 60,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. On January 27, 2004, the Board of Directors adopted a resolution approving an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock to 180,000,000 shares, subject to stockholder approval of the amendment. No change is being proposed to the authorized number of shares of Preferred Stock.

Current Use of Shares

As of March 15, 2004, the Company had approximately 44,162,441 shares of Common Stock outstanding and approximately 6.9 million shares of Common Stock reserved for future issuance under the Company’s incentive stock plans, of which approximately 5.6 million shares are covered by outstanding options and approximately 1.3 million shares are available for future grant or purchase. The Company has also reserved 1.2 million shares for its 2002 Employee Stock Purchase Plan, of which approximately 890,000 are available for future purchase. The Company has also reserved 617,350 shares and 3 million shares of Common Stock for future issuance upon the conversion of 61,735 and 300,000 shares, respectively, of issued and outstanding Series C Preferred Stock and Series D Preferred Stock. In addition, the Company has entered into an agreement with Scala Business Solutions N.V. pursuant to which the Company will make an exchange offer for all of the outstanding shares of Scala Business Solutions. If the transaction is completed, the Company will issue approximately 4.1 million shares of its Common Stock to stockholders of Scala Business Solutions. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company has approximately 400,000 shares remaining available for other purposes.

Proposed Amendment to Certificate of Incorporation

The Board of Directors has adopted resolutions setting forth the proposed amendment to the first paragraph of Article 4 of the Company’s Certificate of Incorporation (the “Amendment”), the advisability of the Amendment, and a call for submission of the Amendment for approval by the Company’s stockholders at the Annual Meeting. The following is the text of Article 4 of the Certificate of Incorporation of the Company, as proposed to be amended:

“The Corporation is authorized to issue two classes of shares designated, respectively, “Common Stock” and “Preferred Stock.” The number of shares of Common Stock is 180,000,000, $0.001 par value per share, and the number of shares of Preferred Stock is 5,000,000 shares, $0.001 par value per share.”

Purpose and Effect of the Proposed Amendment

The Board of Directors also believes that the availability of additional authorized but unissued shares will provide it with the flexibility to issue Common Stock for other proper corporate purposes that may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, or subject to compliance with applicable listing standards relating to stockholder approval, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any such purposes.

The increase in authorized number of shares of Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue the authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by the Certificate of Incorporation and applicable law and regulations.

Under the Company’s Certificate of Incorporation, the Company’s stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share, voting power, and shareholdings of current stockholders.

The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock, the Series C and Series D Preferred Stock on an as-converted basis, voting together as a single class, present and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the Amendment.

Recommended Vote

The Board of Directors recommends that the stockholders vote “FOR” the proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60,000,000 shares to 180,000,000 shares.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ending December 31, 2004.

Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Deloitte & Touche LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Epicor and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors may reconsider its selection. The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By Deloitte & Touche LLP During Fiscal	The following table sets forth the approximate aggregate fees billed to Epicor during fiscal years 2003 and 2002 by Deloitte & Touche LLP:

Years 2003 and 2002

	2003	2002
Audit Fees (1)	$426,245	$359,485
Audit-Related Fees (2)	132,600	—
Tax Fees (3)	158,079	175,860
All Other Fees (4)	479,332	35,931

Total Fees	$1,196,256	$571,276

(1)	Audit Fees: This category includes fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)	Audit-Related Fees: This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include auditing work related to the acquisition of ROI Systems, Inc, by Epicor in 2003.

(3)	Tax Fees: This category consists of fees for professional services rendered by Deloitte & Touche LLP for tax compliance including tax return preparation and technical tax advice, of approximately $80,000 and $79,000 for fiscal years 2003 and 2002, respectively.

Fees associated with tax planning were approximately $77,000 and $97,000 in fiscal years 2003 and 2002, respectively.

(4)	All Other Fees: This category consists of fees incurred in connection with due diligence and other consulting work performed by D&T in relation to Epicor’s merger and acquisition processes in 2003, including for its acquisition of ROI Systems, Inc., and current proposed acquisition of Scala Business Solutions N.V.

The Audit Committee has established a policy governing our use of Deloitte & Touche LLP for non-audit services. Under the policy, management may use Deloitte & Touche LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtain the Audit Committee’s approval before such services are rendered. In fiscal 2003, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by Deloitte & Touche LLP were approved by the Audit Committee.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Deloitte & Touche LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Recommended Vote	The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of Deloitte & Touche LLP as Epicor’s independent auditors for the fiscal year ending December 31, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table.    The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the Company’s (i) Chief Executive Officer and other executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation				Long-Term Compensation Awards				Securities Underlying Options (#)	All Other Compensation ($)
		Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)

L. George Klaus (1) Chairman of the Board, President, and Chief Executive Officer	2003 2002 2001	668,000 634,000 668,000		801,600 598,496 670,640	(4) (4)	— — 106,915	(2)	38,250,000 — 450,000	(12) (3)	— — 500,000	3,564 3,564	(8) (8)

Michael A. Piraino (14) Senior Vice President and Chief Financial Officer	2003	131,667	(14)	115,651		—		—		250,000	295	(8)

Mark A. Duffell Executive Vice President	2003 2002 2001	281,243 247,039 282,827		230,882 102,453 110,769	(6)	— — —		— — 129,375	(3)	100,000 20,000 40,000	22,831 11,561 13,053	(9) (5) (11)

Richard D. Borg Executive Vice President	2003 2002 2001	273,750 247,000 203,750		215,940 67,940 206,081		— — —		— 123,627 70,328	(3)	80,000 10,000 40,000	408 385 30,606	(8) (8) (10)

Lee Kim (13) Senior Vice President and Chief Financial Officer	2003 2002 2001	81,250 185,250 195,000		48,750 57,350 78,000		— — 1,436	(9)	— 123,627 187,500	(3)	— 10,000 30,000	295 385 405	(8) (8) (8)

(1)	Mr. Klaus was appointed President on June 30, 2001. He previously also served as President from February 1996 through November 16, 1999.

(2)	Amount stated includes (i) $87,000 of accrued interest waived on two loans in the aggregate principal amount of $7,000,000 and (ii) $19,000 for travel/attendance at an Epicor Conference.

(3)	The amount indicated reflects the value of restricted shares received as part of the Company’s January 2001 Restricted Stock Program which was determined by multiplying the number of restricted shares times $1.50, the closing price of the Company’s stock on January 26, 2001. The shares vest over two or four years depending on whether they were exchanged for vested or unvested options, respectively. As of December 31, 2001, the shares had an aggregate value based on the $1.49 per share closing price of the Company Stock as of that date.

(4)	Amount stated reflects $350,000 Management Retention Bonus accrued during both 2001 and 2002 and paid out in February 2002 and 2003, respectively. See Report of Compensation Committee – CEO Compensation for Fiscal 2003.

(5)	Amount stated reflects car allowance.

(6)	Amount includes $18,000 for one-time signing bonus.

(7)	Mr. Klaus received a restricted stock grant of 2,000,000 shares in connection with his joining the Company in February 1996. See “Employment Agreements and Related Party Transactions.” Of the 2,000,000 shares, 350,000 vested on the grant date and 29,167 shares vested each month thereafter for 36 months. The remaining 600,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. As of December 31, 2000, all 2,000,000 shares were vested. The value of Mr. Klaus’ restricted stock holdings at December 31, 2001, was $2,980,000, which was determined by multiplying the number of restricted shares times $1.49, the closing price of the Company’s common stock on December 31, 2001, net of the consideration paid for the restricted shares. The restricted stock is entitled to the same dividends as are paid to the common stock generally.

(8)	Amount stated reflects premium for group term life insurance.

(9)	Amount stated reflects $135 for group term life insurance; $13,111 in relocation expenses; and $9,585 in car allowance.

(10)	Amount stated reflects $23,357 in money paid for paid time off upon termination of the paid time off benefit for this executive and $7,049 for airfare to attend Sales Conference.

(11)	Amount stated reflects Holiday pay.

(12)	On March 18, 2003, the compensation committee of the board of directors granted to the Company’s CEO the right to receive 3,000,000 shares of restricted stock for a purchase price equal to the par value of such stock. The first grant was effective immediately and consisted of 1,000,000 shares. The second grant of 2,000,000 was conditioned upon stockholder approval of an increase in the number of shares reserved under the Company’s 1999 Nonstatutory Stock Option Plan. Such stockholder approval was obtained on May 20, 2003. See Report of Compensation Committee – CEO Compensation for Fiscal 2003. Of the 1 million share grant, 100,000 vested monthly on the grant date anniversary such that as of December 31, 2003, all 1,000,000 shares had vested. With respect to the 2 million share grant, 250,000 shares vest on March 31, 2004 and quarterly thereafter such that they are fully vested on December 31, 2005. The value of Mr. Klaus’ 3 million share restricted stock holdings at December 31, 2003, was $38,250,000, which was determined by multiplying the number of restricted shares times $12.76, the closing price of the Company’s common stock on December 31, 2003, net of the consideration paid for the restricted shares. The restricted stock is entitled to the same dividends as are paid to the common stock generally.

(13)	Mr. Kim’s employment with the Company ceased effective May 30, 2003.

(14)	Mr. Piraino’s employment with the Company began effective May 27, 2003. His current annual salary is $228,000 per year.

Option Grants Table.    The following table sets forth certain information concerning grants of stock options to each of the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2003. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective terms. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. No assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved. The Company did not grant any stock appreciation rights during 2003.

Options granted have a term of ten (10) years, subject to earlier termination in certain events related to termination of employment. The exercise price of each option is equal to the fair market value of the common stock on the date of grant. The options are scheduled to vest over 4 years with vesting 25% on each anniversary of the grant, or 25% on the first anniversary and quarterly thereafter such that the grant is vested fully after 4 years.

Option Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Sh) (3)(4)	Expiration Date	5% ($)	10% ($)
L. George Klaus	—	—	—	—	—	—
Michael A. Piraino (5)	250,000	20.8	3.65	5/27/13	573,866.35	1,454,289.99
Richard Borg (6)	20,000 60,000	1.7 5.0	2.32 4.67	4/22/13 6/11/13	29,180.71 176,216.27	73,949.65 446,566.64
Mark A. Duffell (7)	20,000 80,000	1.7 6.7	2.32 4.67	4/22/13 6/11/13	29,180.71 234,955.03	73,949.65 595,422.18
Lee Kim	—	—	—	—	—	—

(1)	Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown

(compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.

(2)	Based on options to purchase 1,197,650 shares of Common Stock granted to employees in fiscal 2003.

(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market on the last trading day prior to the date of grant.

(4)	Exercise price and tax withholding obligations may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure.

(5)	The option granted to Mr. Piraino in fiscal year 2003 to purchase 250,000 shares vests over four years with 25% of the grant vesting on the first anniversary date of the grant with the remaining 75% vesting quarterly over the next three year period such that the entire grant is vested in four years.

(6)	The option granted to Mr. Borg in fiscal year 2003 to purchase 20,000 shares vests over 4 years with 25% of the grant vesting on each anniversary of the grant.

The option granted to Mr. Borg in fiscal year 2003 to purchase 60,000 shares vests over four years with 25% of the grant vesting on the first anniversary date of the grant with the remaining 75% vesting quarterly over the next three year period such that the entire grant is vested in four years.

(7)	The option granted to Mr. Duffell in fiscal year 2003 to purchase 20,000 shares vests over 4 years with 25% of the grant vesting on each anniversary of the grant.

The option granted to Mr. Duffell in fiscal year 2003 to purchase 80,000 shares vests over four years with 25% of the grant vesting on the first anniversary date of the grant with the remaining 75% vesting quarterly over the next three year period such that the entire grant is vested in four years.

Aggregated Option Exercises and Fiscal Year End Option Value Table. The following table sets forth certain information concerning the exercise of options by each of the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2003, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options outstanding as of December 31, 2003. Also reported are the values for “in the money” options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company’s Common Stock as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
L. George Klaus	—	—	291,667	208,333	3,386,254	2,418,746
Lee Kim	—	—	—	—	—	—
Michael A. Piraino	—	—	—	250,000	—	2,277,500
Richard Borg	—	—	32,500	137,500	366,625	1,326,075
Mark A. Duffell	—	—	25,000	135,000	287,050	1,249,150

(1)	Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price on “in-the-money” options. The closing sale price for the Company’s Common Stock as of December 31, 2003 on the NASDAQ National Market System was $12.76.

Employment, Change of Control and Severance Agreements

The Company entered into an offer letter with L. George Klaus when he joined the Company as President and Chief Executive Officer in February 1996. The offer letter initially provided for a base salary of $500,000, together with an annual bonus on a fiscal year basis of up to $250,000 based on a performance plan. The offer letter also initially provided that Mr. Klaus could earn an additional incentive bonus of up to $250,000 upon fulfillment of certain performance criteria. Mr. Klaus’ base salary has been increased since the time he joined the Company and his bonus plan also has been modified. See “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION-CEO Compensation for Fiscal 2003.”

In addition, Mr. Klaus purchased 2,000,000 shares of restricted stock at a purchase price of $3.50 per share, the then fair market value of the Company’s Common Stock. As payment for one-half of the purchase price, Mr. Klaus executed a secured five-year promissory note in the principal amount of $3,500,000. The note bears simple interest at 6% per annum, is a full recourse promissory note, and is secured by a stock pledge of 2,000,000 shares of the Company’s Common Stock. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to the promissory note. The Company retained a repurchase right with respect to the restricted stock. The repurchase right lapsed with respect to 350,000 shares on the date of the restricted stock grant, and lapsed with respect to 29,167 shares each month for 36 months so that, as of February 7, 1999, the repurchase right no longer applied to 1,400,000 shares. The repurchase right with respect to the remaining 600,000 shares lapsed based on fulfillment of certain performance criteria with respect to the Company’s operating revenues and profit after taxes for fiscal years 1997, 1998 and 1999.

In addition, the Company agreed to pay Mr. Klaus 12 months severance, including salary and bonus, in the event his employment is terminated without cause or in the event that he is constructively terminated.

Finally, the Company agreed to provide a relocation package to Mr. Klaus to assist him in relocating from Northern California to Southern California. Such package included: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Klaus certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses.

The Company has loaned to Mr. Klaus $3,500,000 pursuant to an unsecured five-year full recourse promissory note, which bears interest at the rate of 6% per annum. This loan was used to fund Mr. Klaus’ restricted stock purchase along with the secured note referenced above. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to this unsecured note. In January 2001, the Company extended the maturity date of Mr. Klaus’ two notes to the Company, in an aggregate initial principal amount of $7,000,000, to February 7, 2003 and reinstated the accrual of 6% interest per annum on such notes, beginning January 4, 2001. Both interest and principal came due in February 2003 and Mr. Klaus repaid these notes with a combination of a cash payment of $3,580,000 and the return of the 2,000,000 shares of common stock related to the February 1996 restricted stock agreement. The market value of the shares on the repayment date was $2.13 per share.

In January 2001, Mr. Klaus participated in the Company’s Restricted Stock Program, which required his turning in all previously granted options.

In February 2001, the Company agreed to pay Mr. Klaus a bonus in the amount of $350,000 on February 1, 2002, provided Mr. Klaus remains a director of the Company through January 31, 2002. This amount was paid to Mr. Klaus in February 2002.

In December 2001, the Company entered into a management retention agreement with Mr. Klaus which both affirmed previously established severance benefits as contained in his original 1996 offer letter and also provides for his receipt of additional benefits in the event of a Change in Control of the Company as defined in the management retention agreement. Among other things, the agreement provides that in the event of a Change in Control during his employment with the Company, or the involuntary termination of his employment as defined in the management retention agreement, any unpaid principal balance and accrued interest on any indebtedness of Mr. Klaus to the Company will be forgiven and Mr. Klaus will be compensated by the Company for taxes from any imputed income from such forgiveness. In the event of such forgiveness, Mr. Klaus is required to forfeit back to the Company any shares of restricted stock held by him as a result of his February 1996 restricted stock agreement with the Company to the extent the fair market value of the shares does not exceed the principal amount of forgiven indebtedness. Mr. Klaus also will receive twelve months coverage under the Company’s benefit plans and a payment to offset the effect of any excise taxes required to be paid on account of his receipt of severance payments and benefits.

The largest principal amount outstanding during 2001 under all loans to Mr. Klaus was $7,000,000, and the amount outstanding as of December 31, 2001 together with accrued interest was $7,798,403.

In February 2002, the Company agreed to pay Mr. Klaus a bonus in the amount of $350,000 on February 1, 2003, provided Mr. Klaus remained a director of the Company through January 31, 2003.

On March 18, 2003, the Compensation Committee approved a new stock grant for the Company’s Chairman and Chief Executive Officer, L. George Klaus.

Under the new award, Mr. Klaus was granted rights to purchase a total of 3,000,000 shares of restricted stock. The award consisted of two separate grants. See Compensation Committee Report — CEO Compensation for Fiscal 2003.

The Company entered into an offer letter with Michael A. Piraino when he joined the Company in May 2003 as Senior Vice-President and Chief Financial Officer. The offer letter provides for a base salary of $220,000, together with a target annual bonus on a fiscal year basis of $110,000 based on a performance plan. The target bonus may increase to $220,000 if the performance targets are exceeded.

In addition, Mr. Piraino was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $3.65 per share. The options vest with respect to 250,000 shares as follows: (i) 62,500 shares vest on the first anniversary of the employment start date; and (iii) 15,625 shares vest quarterly thereafter such that the shares are fully vested after four years.

In addition, the Company agreed to pay Mr. Piraino 6 months severance, including salary and bonus, in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Piraino’s options during the next 6-month period shall accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

The Company entered into an Agreement with Mark Duffell in June 2003 when he was promoted to Executive Vice-President and Group General Manager of the e by Epicor and International Divisions of the company. The Agreement provides for a base salary of $320,000, together with a target annual bonus on a fiscal year basis of $160,000 based on a performance plan. The target bonus may increase to $320,000 if the performance targets are exceeded.

In addition, Mr. Duffell was granted an option to purchase 80,000 shares of Common Stock at an exercise price of $4.67 per share. The options vest with respect to 80,000 shares as follows: (i) 20,000 shares vest on the first anniversary of the employment start date; and (iii) 5,000 shares vest quarterly thereafter such that the shares are fully vested in four years. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

In addition, the Company agreed to pay Mr. Duffell a signing bonus of $18,000 and reimburse him for his relocation expenses related to his and his family’s expenses associated with moving from the United Kingdom to the United States. In the event his employment is terminated without cause or in the event that he is constructively terminated, the Company agreed to pay the relocation expenses associated with his moving back to the United Kingdom. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Duffell’s options during the next 6-month period shall accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

The Company has entered into a separate agreement with Mr. Duffell providing that, if his employment is involuntarily terminated within six months following a change of control of the Company or if there is a constructive termination of his employment within six months following a change of control, then he will be entitled to receive six months of base salary plus an additional week’s pay for each full year of service to the Company.

The Company has entered into an agreement with Mr. Borg providing that, if his employment is involuntarily terminated within six months following a change of control of the Company or if there is a constructive termination of his employment within six months following a change of control, then he will be entitled to receive six months of base salary plus an additional week’s pay for each full year of service to the Company.

Directors’ Compensation

The Company pays each non-employee director of the Company a $10,000 annual retainer fee and a $5,000 fee for physical attendance at a board meeting. The board meeting fee is $2,500 if attendance is via phone. Beginning in 2003, non-employee members of the Board’s Audit and Compensation Committees were also paid a $5,000 fee for physical attendance at a committee meeting and $2,500 if attendance was via phone. Such committee fees are halved if they occur on the same day as a Board of Directors meeting. During 2003, board fees were paid to the current directors. Also, beginning in January 2000 each non-employee director of the Company received an option to purchase 35,000 shares upon commencement of service as a director and an option to purchase 10,000 shares upon each subsequent annual reelection to the Board. The options are and will be priced at the fair market value of the Company’s common stock on the date of grant and have a three-year vesting schedule. Beginning in 2003, the 35,000 share grant vests 5,000 on the day of the grant and the remaining 30,000 shares begin vesting on the first anniversary of the grant and quarterly thereafter in blocks of 2,500 such that they are fully vested within three years of the grant. The subsequent 10,000 share grant vests over three years with the first 3,333 vesting on the first anniversary of the grant and then quarterly thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that all our executive officers, directors and five percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Change of Control and Severance Agreements” and the transactions described below, there was not during fiscal year 2003 nor is there currently proposed, any transaction or series of similar transactions to which Epicor was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Other Related Party Transactions

On February 13, 2003, the Company completed a private placement of 300,000 shares of newly created Series D preferred stock resulting in gross proceeds to the Company of $5,730,000. The Company sold the shares, each of which is currently convertible into 10 shares of the Company’s common stock, to investment funds affiliated with Trident Capital (Trident), a venture capital firm in which one of the Company’s directors, Don Dixon, serves as managing director, pursuant to a Series D Preferred Stock Purchase Agreement dated as of February 11, 2003 between the Company and Trident. The price of the Series D preferred stock was determined to be $19.10, reflecting the Company’s common stock closing price of $1.91 on February 10, 2003, the day preceding the purchase agreement.

The Company’s outstanding Series D preferred stock is convertible into common shares of the Company on a ten-for-one basis at any time at the option of the holders. Such shares, once registered, automatically convert into common stock of the Company ten days after formal notification by the Company that the average consecutive 20-trading day closing stock price of the common stock has exceeded $5.73 per share and that the Company meets certain other conditions. The holders of Series D preferred stock are entitled to vote with holders of common stock on an as-converted basis and, pursuant to the terms of the Stock Purchase Agreement, the Company has agreed to register the sale of shares of common stock issuable upon conversion of the preferred stock. The Company is in the process of registering these shares, however, the registration on Form S-3 is not yet effective.

The holders of the Series D preferred stock are entitled to receive, when and if declared by the Board of Directors, dividends out of any assets of the Company legally available. Such dividends are required to be pari-passu with any dividend paid to the holders of the Series C preferred stock and prior to and on an equal basis to any dividend, which may be declared by the Board of Directors for holders of common stock. Dividends shall not be cumulative and no dividends have been declared or paid as of March 31, 2004. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series D preferred stock shall be entitled to receive, on a pari-passu basis with any distribution to the holders of the Series C preferred stock and prior and in preference to any distribution to the common stockholders, an amount per share equal to $19.10. Additionally, in the event that 50% or more of the Company’s voting power is transferred, or all or substantially all of the Company’s assets are acquired, the holders of the Series D preferred stock shall be entitled to receive the greater of (i) $38.20 per share plus all accrued or declared but unpaid dividends on such shares; or (ii) the amount per share that the holders of Series D Preferred Stock would have been entitled to receive had all holder of all series of Preferred Stock converted all their shares of Preferred Stock into Common Stock immediately prior to such event.

During the first quarter of 2003, the Company recorded $241,000 for a fee paid to the holders of the preferred stock accounted for as a beneficial conversion option on this preferred stock. In connection with this placement, the Company incurred transaction costs of approximately $166,000, which were netted against the gross proceeds.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal year 2003. Actual compensation earned during fiscal year 2003 by the persons named in the Summary Compensation table is shown in the Summary Compensation Table.

Compensation Philosophy

We operate in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of peer companies, in the technology industry, with which we compete for executive talent.
•	Provide variable compensation opportunities that are linked to achievement of financial, organization, management, and individual performance goals.
•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in Epicor.

Components of Executive Compensation	The compensation program for our executive officers consists of the following components:

•	Base Salary
•	Annual Cash Incentives
•	Long-Term Stock Option Incentives

Base Salary

The Board of Directors reviewed and approved fiscal year 2003 salaries for our Chief Executive Officer and Chief Financial Officer named in the Summary Compensation Table at the beginning of the fiscal year. Base salaries were established by the Board of Directors based upon each individual’s employment agreements as well as competitive compensation data, and each person’s job responsibilities, level of experience, individual performance and contribution to the business. In making base salary decisions, the Board of Directors exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. The Board of Directors’ decision with regard to Mr. Klaus’s base salary was based on both his past salary levels as well as his personal performance of his duties and the salary levels paid to chief executive officers of peer companies.

Annual Cash Incentives

Annual incentive bonuses for executive officers and other officers of the Company are intended to reflect the Board of Directors’ belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Epicor, as well as the individual contribution of each executive officer. To carry out this philosophy, the Company has established a cash bonus plan for executives and key employees. Payment of bonuses is dependent on the Company’s achieving specific performance criteria for the fiscal year. The performance criteria include a Company operating revenue target and a Company profit before taxes goal. One half of the bonus is based on achieving the operating revenue goal and the other half is tied to achieving the profit before taxes goal. Potential cash bonuses under the plan range from 5% to 100% of an individual’s base salary and can exceed 100% of base salary if greater than 100% of the performance criteria are achieved. Bonuses are paid if 75% of either the operating revenue or profit before taxes goals are met.

The profit and revenue targets are established on the basis of annual budget and forecasts developed by management and approved by the Compensation Committee. This operating plan is developed on the basis of (i) the Company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors that, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company, and (v) additional expenditures beyond prior fiscal years. By taking all of these factors into account, including market conditions, the earnings goal and revenue targets are determined. Given the variety of employment alternatives in both established and start-up high technology companies, the Committee concluded that the bonus plan could assist the Company in retaining and motivating its key management employees.

As a result of this performance-based bonus program, executive compensation, and the proportion of each executive’s total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company’s profitability increases.

Annual incentive bonuses for executive officers and other officers of the Company are intended to reflect the Board of Directors’ belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Epicor, as well as the individual contribution of each executive officer. To carry out this philosophy, we have implemented a variable compensation bonus plan, which compensates officers in the form of annual cash bonuses. During the fiscal year, the executive officers were eligible for a target incentive bonus. The annual incentive bonus was calculated by the Compensation Committee as a percentage of the officers’ base salary. At the beginning of fiscal 2003, the Board of Directors established target bonuses for each executive officer as a percentage of the officer’s base salary. The annual target level of the annual bonuses that the executive officers were eligible to receive varied from 50 to 60 percent of base salaries.

The variable compensation bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company-based performance targets and specific individual-based performance targets. The bonus amounts are tied to company-based performance goals such as specific levels of revenue and income. The Board evaluates the performance of the executive officers and Epicor and approves a performance rating based upon the results of its evaluation. In fiscal year 2003, the persons named in the Summary Compensation Table were paid the bonus amounts shown in the Summary Compensation Table as we exceeded our corporate performance targets for revenue and profit during fiscal year 2003.

CEO Compensation for Fiscal 2003

The principal components of compensation for the Chief Executive Officer for fiscal 2003 included base salary, bonus, and a restricted stock grant. L. George Klaus, the Company’s Chief Executive Officer, received a salary of $668,000 during fiscal 2003. Mr. Klaus’ base salary was negotiated as part of his compensation package when he joined the Company in February 1996 and has been subsequently increased on an annual basis. Mr. Klaus’ base salary increased by 5% over his salary at December 31, 2002 as a result of eliminating a 5% salary reduction implemented in 2002 as part of cost cutting measures implemented by the Company during 2002.

Mr. Klaus also received a bonus of $801,600 for fiscal 2003. Mr. Klaus’ bonus plan for fiscal 2003 provided for a target bonus of $400,800. One half of the target bonus was based on achieving an operating revenue goal for the Company, and the other half was based upon the Company achieving a profit before taxes goal. Additional amounts could be earned if the Company exceeded 100% of the operating revenue and profit goals. Bonuses are paid if 75% of either the operating revenue or profit before taxes goals are met based on objective formulas. For 2003, Mr. Klaus received a bonus for 200% of his operating revenue bonus target and 200% of his net income bonus target. In April 1998, the Company waived the collection of all accrued interest, including interest that might accrue in the future on two promissory notes in the aggregate principal amount of $7,000,000. In February 2002, the Company agreed to extend the duration of the notes for two years up through and including February 7, 2003. In consideration for the extension of the notes, the accrual of simple interest on the unpaid principal was reinstated at the rate of 6% per annum, and due and payable upon maturity in February 2003. The total amount of interest accrued during fiscal 2003 was $44,000. Outstanding principal and interest related to these notes was $7,796,000 as of December 31, 2002. In February 2003, the promissory notes came due and the CEO repaid these notes with a combination of a cash payment of $3,580,000 and the return of the 2,000,000 shares of common stock related to the February 1996 restricted stock agreement. The market value of the shares on the repayment date was $2.13 per share.

In August 2001, Mr. Klaus was granted an option to purchase 500,000 shares of common stock at an exercise price of $1.15. The option vests over 4 years on a monthly basis provided that Mr. Klaus continues on as an employee or employee-director of the Company and was granted to provide specific equity incentive to Mr. Klaus for improved Company financial performance going forward. When Mr. Klaus joined the Company in 1996, he purchased 2,000,000 shares of restricted common stock. The Company retained a repurchase right with respect to the restricted stock and such repurchase right with respect to 100,000 shares was tied to an objective profit after taxes target for the fiscal year ending June 30, 1999. In December 1998, the Company changed its fiscal year end to December 31. In October 1999, the above referenced profit after taxes target was replaced with another objective target, which Mr. Klaus fulfilled.

On March 18, 2003, the Compensation Committee approved a new stock grant for the Company’s Chairman and Chief Executive Officer, L. George Klaus. Under the new award, Mr. Klaus was granted rights to purchase a total of 3,000,000 shares of restricted stock. The award consisted of two separate grants. The size and terms of these restricted stock grants to Mr. Klaus were and are believed to be competitive with industry comparables as determined from and based in part on data provided by a leading executive compensation consultant in a report specially commissioned by the Compensation Committee of the Board of Directors.

The first grant was effective immediately and consisted of 1,000,000 shares, consisting of a stock purchase right for 940,000 shares of restricted stock from the Plan and a stock purchase right for 60,000 shares of restricted stock from the Company’s 1994 Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan. The stock purchase rights had a purchase price equal to the par value of the Company’s common stock, $0.001 per share, and were exercised upon grant by Mr. Klaus. The first grant is subject to a repurchase right that the permits the Company to repurchase the shares from Mr. Klaus for $0.001 per share upon his termination of employment from the Company. Assuming Mr. Klaus remains an employee of the Company, the repurchase right lapses as to 100,000 shares per month on the last day of each month beginning March 31, 2003, such that the entire 1,000,000 shares of the first grant were vested in full on December 31, 2003. The repurchase right lapses, and all shares vest, upon a “Change in Control” of the Company or “Involuntary Termination” of Mr. Klaus, as defined in Mr. Klaus’s Management Retention Agreement with the Company. See “Related Party Transactions — Employment and Severance Agreements.”

The second grant was conditioned upon and effective only upon stockholder approval of the increase in shares under the Plan and the effectiveness of a registration statement with the Securities and Exchange Commission with respect to the additional shares and consisted of 2,000,000 shares from the Plan. Shareholders approved the increase to the Plan at the 2002 annual shareholder’s meeting on May 20, 2003. The stock purchase rights have a purchase price equal to the par value of the Company’s common stock, $0.001 per share. The second grant is subject to a repurchase to a repurchase right that the permits the Company to repurchase the shares from Mr. Klaus for $0.001 per share upon his termination of employment from the Company. Assuming Mr. Klaus remains an employee of the Company, the repurchase right lapses as to 250,000 shares per calendar quarter on the last day of each quarter beginning March 31, 2004, such that the entire 2,000,000 shares of the second grant will be vested in full on December 31, 2005. The repurchase right lapses, and all shares vest, upon a “Change in Control” of the Company or “Involuntary Termination” of Mr. Klaus, as defined in Mr. Klaus’s Management Retention Agreement with the Company.

Under each grant, Mr. Klaus may satisfy applicable withholding taxes by, subject to compliance with applicable law: (i) paying in cash or check, (ii) authorizing the Company to withhold amounts from his current cash compensation, (iii) electing to have the Company withhold from the shares to be issued upon the lapse of the Company’s repurchase right a number of shares having a fair market value equal to the amount required to be withheld, or (iv) surrendering shares of Company stock owned by Mr. Klaus having a fair market value equal to the amount required to be withheld. If Mr. Klaus does not specify the method, the Company will withhold from the shares to be issued upon the lapse of the Company’s repurchase right.

The Board provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of Epicor’s stockholders and to provide each executive officer with a significant incentive to manage Epicor from the perspective of an owner with an equity stake in the business. It is the belief of the Board that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in our employ. The Board considers the grant of each option subjectively, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options held by each individual at the time of the new grant. In fiscal year 2003, executive officers were granted stock options to purchase 430,000 shares of our Common Stock.

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions.

Respectfully submitted by:

Donald R. Dixon

Thomas F. Kelly

Robert H. Smith

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2003 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K as amended.

Thomas F. Kelly

Donald R. Dixon

Harold D. Copperman

Robert H. Smith

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States Companies) (the “CRSP NASDAQ Index”) and the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks (the “CRSP NASDAQ Computer Index”) for the last five fiscal years ended on December 31, 2003 (last market date was December 31, 2003). The graph assumes that all dividends have been reinvested.

COMPARISON OF FIVE–YEAR CUMULATIVE TOTAL RETURNS

(Epicor Software Corporation, CRSP NASDAQ Index, CRSP NASDAQ Computer Index)

The information contained above under the captions “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Epicor specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 6, 2004

/s/ L. George Klaus
L. George Klaus Chairman, CEO, President

Appendix A

CHARTER FOR THE

NOMINATING AND GOVERNANCE COMMITTEE

OF

EPICOR SOFTWARE CORPORATION

PURPOSE:

The purpose of the Nominating and Governance Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate governance standards. To carry out this purpose, the Nominating and Governance Committee shall: (1) assist the board by identifying prospective director nominees and to select recommend to the board the director nominees for the next annual meeting of shareholders; (2) develop and recommend to the board the governance principles applicable to the Company; (3) oversee the evaluation of the board and management; and (4) recommend to the board director nominees for each committee.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

•	The Nominating and Governance Committee shall be comprised of no fewer than three (3) members.

•	The members of the Nominating and Governance Committee shall meet the independence requirements of the Nasdaq Stock Market.

•	The members of the Nominating and Governance Committee shall be appointed and replaced by the board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

•	Evaluate the current composition, organization and governance of the board and its committees, determine future requirements and make recommendations to the board for approval.

•	Determine on an annual basis desired board qualifications, expertise and characteristics and conduct searches for potential board members with corresponding attributes. Evaluate and propose nominees for election to the board. In performing these tasks the Nominating and Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates.

•	Oversee the board performance evaluation process including conducting surveys of director observations, suggestions and preferences.

•	Form and delegate authority to subcommittees when appropriate.

•	Evaluate and make recommendations to the board concerning the appointment of directors to board committees, the selection of board committee chairs, and proposal of the board slate for election. Consider shareholder nominees for election to the board.

•	Evaluate and recommend termination of membership of individual directors in accordance with the board’s governance principles, for cause or for other appropriate reasons.

•	Conduct an annual review on succession planning, report its findings and recommendations to the board, and work with the board in evaluating potential successors to executive management positions.

•	Coordinate and approve board and committee meeting schedules.

•	Make regular reports to the board.

•	Review and re-examine this Charter annually and make recommendations to the board for any proposed changes.

•	Annually review and evaluate its’ own performance.

•	In performing its responsibilities, the Nominating and Governance Committee shall have the authority to obtain advice, reports or opinions from internal or external counsel and expert advisors.

Appendix B

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

EPICOR SOFTWARE CORPORATION

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of Epicor Software Corporation (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements as they relate to public financial disclosures made by the company, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•	Each member will be an independent director, as defined in (i) NASDAQ Rule 4200 and (ii) the rules of the SEC;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•

Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding accounting or financial reporting matters) for the purpose of preparing or issuing an audit report regarding the Company’s annual financial statements and reviews of the Company’s quarterly financial reports;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors’ peer review conducted every three years; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•	Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review as necessary of the Company’s risk management policies, including its investment policies;

2

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems to the extent such policies impact the preparation of external financial reports;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EPICOR SOFTWARE CORPORATION

The undersigned stockholder of Epicor Software Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2004, and hereby appoints L. George Klaus, and Michael A. Piraino, or any one of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Epicor Software Corporation to be held on May 11, 2004 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Important: This proxy should be marked, dated and signed by each shareholder exactly as their name appears on the stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.

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EPICOR C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Epicor Software Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                             EPICOR                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EPICOR SOFTWARE CORPORATION

Proposals to be Voted Upon

1. Election of Directors—The names of the directors are:	For Withhold For All All All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number of the line below.
01) L. George Klaus, 02) Donald R. Dixon, 03) Thomas F. Kelly, 04) Harold D. Copperman and 05) Robert H. Smith	☐ ☐ ☐

2.     Approval of Amendment to Company’s Certificate of Incorporation—To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares from 60 million to 180 million.

3.     Appointment of Deloitte & Touche, LLP as Independent Accountants—To ratify the appointment of Deloitte & Touche, LLP as independent accountants for the year ending December 31, 2004.

4.     To transact such other business as may properly come before the meeting or any postponements or adjournments.

For Against Abstain ☐ ☐ ☐ ☐ ☐ ☐

Signature (PLEASE SIGN WITHIN BOX)                 Date                                                              Signature (Joint Owners)                 Date